Exhibit 4

AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made as of this 6th day of August 2007, by and among Eaton Vance Mutual Funds Trust, a Massachusetts business trust (the “Mutual Funds Trust”), on behalf of its series, Eaton Vance Floating-Rate Advantage Fund (“Acquiring Fund”), Eaton Vance Prime Rate Reserves, a Massachusetts business trust (“Prime Rate Reserves”), EV Classic Senior Floating-Rate Fund, a Massachusetts business trust (“Classic Senior Floating-Rate Fund”), Eaton Vance Institutional Senior Floating-Rate Fund, a Massachusetts business trust (“Institutional Senior Floating-Rate Fund”) and Eaton Vance Advisers Senior Floating-Rate Fund, a Massachusetts business trust (“Advisers Senior Floating-Rate Fund” and together with Prime Rate Reserves, Classic Senior Floating-Rate Fund and Institutional Senior Floating-Rate Fund, each an “Acquired Fund”). (Each of the Acquired Funds, Acquiring Fund, and Mutual Funds Trust is sometimes referred to herein as an “Investment Company” or as a “Fund”).

WITNESSETH:

     WHEREAS, Mutual Funds Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company authorized to issue an unlimited number of shares of beneficial interest without par value in one or more series (such as Acquiring Fund), and the Trustees of Mutual Funds Trust have divided the shares of Acquiring Fund into multiple classes, including Advisers Class, Class A, Class B, Class C and Class I shares (“Acquiring Fund Shares”);

     WHEREAS, each Acquired Fund is registered under the 1940 Act as a closed-end, management investment company, and each Acquired Fund currently invests all of its assets in Senior Debt Portfolio, a separate closed-end, management investment company which is proposed to be converted to an open-end, management investment company upon consummation of the reorganizations contemplated herein (the “Portfolio”);

     WHEREAS, the Investment Companies wish to effect four separate reorganizations, each described in Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend this Agreement to be, and adopt it as, a “plan of reorganization” (within the meaning of the regulations under Section 368(a) of the Code (the “Regulations”)). The first reorganization will involve the Prime Rate Reserves changing its identity through a reorganization described in Section 368(a)(1)(F) of the Code – by converting from a stand alone Massachusetts business trust to the Acquiring Fund (which is being established by Mutual Funds Trust solely for the purpose of acquiring each of the Acquired Fund’s assets and continuing that Acquired Fund’s business) – by (1) transferring all its assets to the Acquiring Fund in exchange for Class B Acquiring Fund Shares and the Acquiring Fund’s assumption of all of Prime Rate Reserves’ liabilities, (2) distributing those Acquiring Fund Shares pro rata to Prime Rate Reserves’ shareholders in exchange for their shares in Prime Rate Reserves and in complete liquidation thereof, and (3) terminating Prime Rate Reserves. The other three reorganizations will involve each of Classic Senior Floating-Rate Fund, Institutional Senior Floating-Rate Fund, and Advisers Senior Floating-Rate Fund (1) transferring all their assets to the Acquiring Fund in exchange for Acquiring Fund Shares – in the case of Classic Senior Floating-Rate Fund, for Class C Acquiring Fund Shares; in the case of Institutional Senior Floating-Rate Fund, for Class I Acquiring Fund Shares; and in the case of Advisers Senior Floating-Rate Fund, for Advisers Class Acquiring Fund Shares – and the Acquiring Fund’s assumption of all of their respective liabilities, (2) distributing those Acquiring Fund Shares pro rata to each Acquired Fund’s shareholders in exchange for Acquired Fund Shares, and (3) terminating each Acquired Fund;

     WHEREAS, the consummation of each reorganization is contingent on the consummation of all other reorganizations described herein. (For convenience, the balance of this Agreement – as except as otherwise expressly noted – refers only to a single reorganization, one Acquired Fund, and the Acquiring Fund, but the terms and conditions hereof shall apply separately to each reorganization and the Acquired Fund participating therein);

     NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

1.	Definitions

	1.1	The term “1933 Act” shall mean the Securities Act of 1933, as amended.

	1.2	The term “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

	1.3	The term “Agreement” shall mean this Agreement and Plan of Reorganization.

	1.4	The term “Assumed Liabilities” shall mean all liabilities, debts, obligations, and duties of whatever kind or nature of the Acquired Fund as of the Close of Trading on the New York Stock Exchange on the Valuation Date.

	1.5	The term “Business Day” shall mean any day that the New York Stock Exchange is open.

	1.6	The term “Close of Trading on the NYSE” shall mean the close of regular trading on the New York Stock Exchange, which is usually 4:00 p.m. Eastern time.

	1.7	The term “Closing” shall mean the closing of the transaction contemplated by this Agreement.

	1.8	The term “Closing Date” shall mean December 1, 2007, provided all necessary approvals have been received, or such other date as may be agreed by the parties on which the Closing is to take place.

	1.9	The term “Commission” shall mean the Securities and Exchange Commission.

	1.10	The term “Custodian” shall mean State Street Bank and Trust Company.

	1.11	The term “Delivery Date” shall mean the date contemplated by Section 3.3 of this Agreement.

	1.12	The term “Mutual Funds Trust N-1A” shall mean the registration statement, as amended, on Form N-1A of Mutual Funds Trust with respect to the Acquiring Fund in effect on the date hereof or on the Closing Date, as the context may require.

	1.13	The term “Mutual Funds Trust N-14” shall mean Mutual Funds Trust’s registration statement on Form N- 14, including a Joint Proxy Statement / Prospectus, as may be amended, that describes the transactions contemplated by this Agreement and registers the Acquiring Fund Shares to be issued in connection with the transactions.

	1.14	The term “NYSE” shall mean the New York Stock Exchange.

	1.15	The term “Portfolio N-1A” shall mean the registration statement, as amended, on Form N-1A of Portfolio in effect on the date hereof or on the Closing Date, as the context may require.

	1.16	The term “Proxy Statement” shall mean the Joint Proxy Statement / Prospectus included in Mutual Funds Trust N-14 and furnished to Acquired Fund shareholders in connection with this transaction.

	1.17	The term “Securities List” shall mean the list of those securities and other assets owned by Portfolio on behalf of Acquired Fund on the Delivery Date.

	1.18	The term “Acquired Fund N-2” shall mean the registration statement, as amended, on Form N-2 of Acquired Fund in effect on the date hereof or on the Closing Date, as the context may require.

	1.19	The term “Valuation Date” shall mean the day of the Closing Date.

2.	Transfer and Exchange of Assets

	2.1	Reorganization of Acquired Fund. At the Closing, subject to the requisite approval of Acquired Fund’s shareholders and the terms and conditions set forth herein, Acquired Fund shall assign, sell, convey, transfer, and deliver all of its assets and assign all Assumed Liabilities to Acquiring Fund, and Acquiring Fund shall acquire such assets and shall assume such Assumed Liabilities upon delivery by it of Acquiring Fund Shares having an aggregate net asset value equal to the value of the assets so transferred, assigned and delivered, less the Assumed Liabilities, all determined and adjusted as provided in Section 2.2. Upon delivery of the assets, Acquiring Fund will receive good and marketable title thereto free and clear of all liens.

	2.2	Computation of Net Asset Value. The net asset value of the Acquiring Fund Shares and the net value of the assets of the Acquired Fund subject to this Agreement shall, in each case, be determined as of the Close of Trading on the NYSE on the Valuation Date, after the declaration and payment of any dividend on that date. The net asset value of the Acquiring Fund shall be computed in the manner set forth in the Mutual Funds Trust N-1A. In determining the value of the assets transferred by the Acquired Fund to Acquiring Fund, such assets shall be priced in accordance with the policies and procedures described in the Mutual Funds Trust N-1A.

3.	Closing Date, Valuation Date and Delivery

	3.1	Closing Date. The Closing shall be at the offices of Eaton Vance Management, The Eaton Vance Building, 255 State Street, Boston, Massachusetts 02109 immediately prior to the opening of Eaton Vance’s business on the Closing Date. All acts taking place at Closing shall be deemed to take place simultaneously as of 9:00 a.m. Eastern time on the Closing Date unless otherwise agreed in writing by the parties.

	3.2	Valuation Date. Pursuant to Section 2.2, the net value of the assets of the Acquired Fund and the net asset value per share of Acquiring Fund shall be determined as of the Close of Trading on the NYSE on the Valuation Date, after the declaration and payment of any dividend on that date. The stock transfer books of the Acquired Fund will be permanently closed, and sales of Acquired Fund shares shall be suspended, as of the close of business of Acquired Fund on the Valuation Date.

In the event that trading on the NYSE or on another exchange or market on which securities held by the Acquired Fund are traded shall be disrupted on the Valuation Date so that, in the judgment of Mutual Funds Trust, accurate appraisal of the net assets of the Acquired Fund to be transferred hereunder or the assets of Acquiring Fund is impracticable, the Valuation Date shall be postponed until the first Business Day after the day on which trading on such exchange or in such market shall, in the judgment of Mutual Funds Trust, have been resumed without disruption. In such event, the Closing Date shall be postponed until one Business Day after the Valuation Date.

	3.3	Delivery of Assets. After the close of business on the Valuation Date, Acquired Fund shall issue instructions providing for the delivery of all of its assets to the Custodian to be held for the account of Acquiring Fund, effective as of the Closing. Acquiring Fund may inspect such assets at the offices of the Custodian prior to the Valuation Date.

4.	Acquired Fund Distributions and Termination

	4.1	As soon as reasonably practicable after the Closing Date, Acquired Fund shall pay or make provisions for the payment of all of the debts and taxes of Acquired Fund and distribute all remaining assets, if any, to shareholders of Acquired Fund, and Acquired Fund shall thereafter be terminated under Massachusetts law.

At, or as soon as may be practicable following the Closing Date, Acquired Fund shall distribute the Acquiring Fund Shares to Acquired Fund shareholders. All issued and outstanding Acquired Fund shares shall thereupon be canceled on the books of Acquired Fund. As soon as reasonably practicable, but in all events within six months after the Closing Date, Acquired Fund shall be terminated, provided, however, that such termination shall not be required if this reorganization is not consummated.

5.	Portfolio Securities

On the Delivery Date, Acquired Fund shall deliver the Securities List and tax records. Such records shall be made available to Acquiring Fund prior to the Closing Date for inspection by the Treasurer (or her designee) and the auditors of Acquiring Fund upon reasonable request. Notwithstanding the foregoing, it is expressly understood that the Portfolio may hereafter until the close of business on the Valuation Date sell any securities owned by it in the ordinary course of its business as a closed-end, management investment company.

6.	Liabilities and Expenses

Acquiring Fund shall acquire all liabilities of Acquired Fund, whether known or unknown, or contingent or determined. Acquired Fund will discharge all of its known liabilities, so far as may be possible, prior to the Closing Date. Acquiring Fund and Acquired Fund shall bear their respective expenses, in connection with carrying out this Agreement.

7.	Portfolio Representations and Warranties

The Portfolio hereby represents, warrants and agrees as follows:

	7.1	Legal Existence. It is a trust duly organized and validly existing under the laws of the State of New York.

	7.2	Registration under 1940 Act. Portfolio is duly registered with the Commission as a closed-end, investment company under the 1940 Act and such registration is in full force and effect. Portfolio will convert its status to that of an open-end, investment company under the 1940 Act (subject to interestholder approval) and such registration will be in full force and effect on the Closing Date.

	7.3	Financial Statements. The statement of assets and liabilities, schedule of portfolio investments and related statements of operations and changes in net assets of the Portfolio dated May 31, 2007 fairly present its financial condition as of said date in conformity with generally accepted accounting principles.

	7.4	No Material Events. There are no legal, administrative or other proceedings pending, or to its knowledge, threatened against it that would materially affect its financial condition.

	7.5	Requisite Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been authorized by the Portfolio’s Board of Trustees by vote taken at a meeting of such Board duly called and held on August 6, 2007.

	7.6	No Material Violations. The Portfolio is not, and the execution, delivery and performance of this Agreement will not result, in a material violation of any provision of its Declaration of Trust or By-Laws, as each may be amended, of the Portfolio or of any agreement, indenture, instrument, contract, lease or other undertaking to which it is a party or by which it is bound.

	7.7	Taxes and Related Filings. Except where failure to do so would not have a material adverse effect on the Portfolio, the Portfolio has filed and will file or obtain valid extensions of filing dates for all required federal, state and local tax returns and reports for all taxable years through and including its current taxable year and no such filings or reports are currently being audited or contested by the Internal Revenue Service or state or local taxing authority and all federal, state and local income, franchise, property, sales, employment or other taxes or penalties payable have been paid or will be paid, so far as due. The Portfolio is classified as a partnership for federal tax purposes, has qualified as such for each taxable year of its operations, and will qualify as such as of the Closing Date.

	7.8	Good and Marketable Title. On the Closing Date, the Portfolio will have good and marketable title to its assets, free and clear of all liens, mortgages, pledges, encumbrances, charges, claims and equities whatsoever, except as provided in the Portfolio N-1A.

	7.9	Books and Records. The Portfolio has maintained all records required under Section 31 of the 1940 Act and rules thereunder.

8.	Acquired Fund’s Representations and Warranties

Acquired Fund hereby represents, warrants and agrees as follows:

	8.1	Legal Existence. It is a trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts.

	8.2	Registration under 1940 Act. It is duly registered with the Commission as a closed-end, investment company under the 1940 Act and such registration is in full force and effect.

	8.3	Financial Statements. The statement of assets and liabilities, schedule of portfolio investments and related statements of operations and changes in net assets dated May 31, 2007 fairly present its financial condition as of said date in conformity with generally accepted accounting principles.

	8.4	No Material Events. There are no legal, administrative or other proceedings pending, or to its knowledge, threatened against it that would materially affect its financial condition.

	8.5	Requisite Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been authorized by the Acquired Fund’s Board of Trustees by vote taken at a meeting of such Board duly called and held on August 6, 2007.

	8.6	No Material Violations. Acquired Fund is not, and the execution, delivery and performance of this Agreement will not result, in a material violation of any provision of its Declaration of Trust or By-Laws, as each may be amended, of the Acquired Fund or of any agreement, indenture, instrument, contract, lease or other undertaking to which it is a party or by which it is bound.

	8.7	Taxes and Related Filings. Except where failure to do so would not have a material adverse effect on the Acquired Fund, the Acquired Fund has filed and will file or obtain valid extensions of filing dates for all required federal, state and local tax returns and reports for all taxable years through and including its current taxable year and no such filings or reports are currently being audited or contested by the Internal Revenue Service or state or local taxing authority and all federal, state and local income, franchise, property, sales, employment or other taxes or penalties payable have been paid or will be paid, so far as due. The Acquired Fund is classified as a “regulated investment company” for federal tax purposes, has qualified as such for each taxable year of its operations, and will qualify as such as of the Closing Date.

	8.8	Good and Marketable Title. On the Closing Date, the Acquired Fund will have good and marketable title to its assets, free and clear of all liens, mortgages, pledges, encumbrances, charges, claims and equities whatsoever, and full right, power and authority to sell, assign, transfer and deliver such assets and shall deliver such assets to Acquiring Fund. Upon delivery of such assets, Acquiring Fund will receive good and marketable title to such assets, free and clear of all liens, mortgages, pledges, encumbrances, charges, claims, restrictions (including such restrictions as might arise under the 1933 Act) and equities, except as to adverse claims under Article 8 of the Uniform Commercial Code of which Acquiring Fund has notice and necessary documentation at or prior to the time of delivery.

	8.9	Books and Records. The Acquired Fund has maintained all records required under Section 31 of the 1940 Act and rules thereunder.

9.	Mutual Funds Trust’s Representations and Warranties

Mutual Funds Trust, on behalf of Acquiring Fund, hereby represents, warrants and agrees as follows:

	9.1	Legal Existence. Mutual Funds Trust is a business trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts. Acquiring Fund is a validly existing series of Mutual Funds Trust. Mutual Funds Trust is authorized to issue an unlimited number of shares of beneficial interest of Acquiring Fund.

	9.2	Registration under 1940 Act. Mutual Funds Trust is duly registered as an open-end, management investment company under the 1940 Act and such registration is in full force and effect.

	9.3	Acquiring Fund Operations. Acquiring Fund will commence operations upon the consummation of the reorganization and as such will have no financial statements as of the Closing Date.

	9.4	No Contingent Liabilities. There are no known contingent liabilities of Acquiring Fund not disclosed and there are no legal, administrative or other proceedings pending, or to the knowledge of Mutual Funds Trust threatened, against Acquiring Fund that would materially affect its financial condition.

	9.5	Requisite Approvals. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein, have been authorized by the Board of Trustees of Mutual Funds Trust by vote taken at a meeting of such Board duly called and held on August 6, 2007. No approval of the shareholders of Acquiring Fund is required in connection with this Agreement or the transactions contemplated hereby. The Agreement has been executed and delivered by a duly authorized officer of Mutual Funds Trust and is a valid and legally binding obligation of Acquiring Fund enforceable in accordance with its terms.

	9.6	No Material Violations. Mutual Funds Trust is not, and the execution, delivery and performance of this Agreement will not result, in a material violation of any provision of its Declaration of Trust or By-Laws, as each may be amended, of Mutual Funds Trust or of any agreement, indenture, instrument, contract, lease or other undertaking to which Mutual Funds Trust is a party or by which it is bound.

	9.7	Taxes and Related Filings. Except where failure to do so would not have a material adverse effect on Acquiring Fund, (i) Acquiring Fund has filed or will file (or has obtained valid extensions of filing dates for) all required federal, state and local tax returns and reports for all taxable years through its first taxable year and no such filings are currently being audited or contested by the Internal Revenue Service or state or local taxing authority; and (ii) all federal, state and local income, franchise, property, sales, employment or other taxes or penalties payable pursuant to such returns have been paid or will be paid, so far as due. Acquiring Fund will elect to be treated as a “regulated investment company” under Section 851 and 852 of the Code.

	9.8	Mutual Funds Trust N-1A Not Misleading. The Mutual Funds Trust N-1A conforms on the date of the Agreement, and will conform on the Closing Date, in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

	9.9	Proxy Statement. The Proxy Statement delivered to the Acquired Fund shareholders in connection with this transaction (both at the time of the delivery to such shareholders in connection with the meeting of the shareholders and at all times subsequent thereto and including the Closing Date) in all material respects, conforms to the applicable requirements of the 1934 Act and the 1940 Act and the rules and regulations of the Commission thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

10.	Conditions Precedent to Closing

The Obligations of the parties hereto shall be conditioned on the following:

	10.1	Representations and Warranties. The representations and warranties of the parties made herein will be true and correct as of the date of this Agreement and on the Closing Date.

	10.2	Shareholder Approval. The Agreement and transactions contemplated herein shall have been approved by the requisite vote of the holders of Acquired Fund shares to the extent required by the 1940 Act and the Declaration of Trust and/or By-Laws, each as amended, of Acquired Fund.

	10.3	Pending or Threatened Proceedings. On the Closing Date, no action, suit or other proceeding shall be threatened or pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.

	10.4	Registration Statement. The Mutual Funds Trust N-14 shall have become effective under the 1933 Act; no stop orders suspending the effectiveness of such Mutual Funds Trust N-14 shall have been issued; and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

The Proxy Statement has been delivered to each shareholder of record of Acquired Fund as of September 7, 2007 in accordance with the provisions of the 1934 Act and the rules thereunder.

	10.5	Declaration of Dividend. Acquired Fund shall have declared a dividend or dividends, which, together with all previous such dividends, shall have the effect of distributing to Acquired Fund’s shareholders all of Acquired Fund’s investment company taxable income (as defined in Section 852 of the Code) (computed without regard to any deduction for dividends paid) for the final taxable period of Acquired Fund, all of its net capital gain realized in the final taxable period of Acquired Fund (after reduction for any available capital loss carryforwards), if any, and all of the excess of (i) its interest income excludable from gross income under Section 103(a) of the Code over (ii) its deductions disallowed under Sections 265 and 171(a)(2) of the Code for the final taxable period of Acquired Fund.

	10.6	State Securities Laws. The parties shall have received all permits and other authorizations necessary under state securities laws to consummate the transactions contemplated herein.

	10.7	Performance of Covenants. Each party shall have performed and complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by each such party prior to or at the Valuation Date and the Closing Date.

	10.8	Due Diligence. Mutual Funds Trust shall have had reasonable opportunity to have its officers and agents review the records of the Portfolio.

10.9	No Material Adverse Change. From the date of this Agreement, through the Closing Date, there shall not have been:

any change in the business, results of operations, assets or financial condition or the manner of conducting the business of Acquired Fund or Acquiring Fund (other than changes in the ordinary course of its business, including, without limitation, dividends and distributions in the ordinary course and changes in the net asset value per share) which has had a material adverse effect on such business, results of operations, assets or financial condition, except in all instances as set forth in the financial statements;

any loss (whether or not covered by insurance) suffered by Acquired Fund or Acquiring Fund materially and adversely affecting Acquired Fund or Acquiring Fund, other than depreciation of securities;

issued by Mutual Funds Trust to any person any option to purchase or other right to acquire shares of any class of Acquiring Fund (other than in the ordinary course of Mutual Funds Trust’s business as an open-end, management investment company);

issued by Acquired Fund to any person any option to purchase or other right to acquire shares of any class of Acquired Fund (other than in the ordinary course of Acquired Fund’s business as a closed-end, management investment company);

any indebtedness incurred by the Acquired Fund or Acquiring Fund for borrowed money or any commitment to borrow money entered into by the Acquired Fund or Acquiring Fund except as permitted in Acquired Fund N-2 or Mutual Funds Trust N-1A and disclosed in financial statements required to be provided under this Agreement;

any amendment to the Declaration of Trust or By-Laws of Mutual Funds Trust that will adversely affect the ability of Mutual Funds Trust to comply with the terms of this Agreement;

any amendment to the Declaration of Trust or By-Laws of Acquired Fund that will adversely affect the ability of Acquired Fund to comply with the terms of this Agreement; or

any grant or imposition of any lien, claim, charge or encumbrance upon any asset of the Acquired Fund except as provided in Acquired Fund N-2 so long as it will not prevent Acquired Fund from complying with Section 8.8.

10.10	Lawful Sale of Shares. On the Closing Date, Acquiring Fund Shares to be issued pursuant to Section 2.1 of this Agreement will be duly authorized, duly and validly issued and outstanding, and fully paid and non-assessable by Mutual Funds Trust, and conform in all substantial respects to the description thereof contained in the Proxy Statement furnished to the Acquired Fund shareholders, and the Acquiring Fund Shares to be issued pursuant to paragraph 2.1 of this Agreement will be duly registered under the 1933 Act by the Mutual Funds Trust N-14 and will be offered and sold in compliance with all applicable state securities laws.

10.11	Documentation and Other Actions. Mutual Funds Trust shall have executed such documents and shall have taken such other actions, if any, as reasonable requested to fully effectuate the transactions contemplated hereby.

11.	Addresses

All notices required or permitted to be given under this Agreement shall be given in writing to Eaton Vance Mutual Funds Trust, The Eaton Vance Building, 255 State Street, Boston, MA 02109 (Attention: Chief Legal Officer), or at such other place as shall be specified in written notice given by either party to the other party to this Agreement and shall be validly given if mailed by first-class mail, postage prepaid.

12.	Termination

This Agreement may be terminated by either party upon the giving of written notice to the other, if any of the representations, warranties or conditions specified in Section 6, 7 or 8 hereof have not been performed or do not exist on or before December 31, 2007, which date may be extended by agreement of the parties hereto. In the event of termination of this Agreement pursuant to this provision, no party (nor its officers, Trustees or shareholders) shall have any liability to any other.

13.	Miscellaneous

This Agreement shall be governed by, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts. Each Investment Company represents that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein. Each Investment Company represents that this Agreement constitutes the entire agreement between the parties as to the subject matter hereof. The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement shall be executed in any number of counterparts, each of which shall be deemed an original. Whenever used herein, the use of any gender shall include all genders. In the event that any provision of this Agreement is unenforceable at law or in equity, the remainder of the Agreement shall remain in full force and effect.

14.	Amendments

At any time (i) the parties hereto may, by written agreement and without shareholder approval, amend any of the provisions of this Agreement, and (ii) either party may waive without such approval any default by the other party or the failure to satisfy any of the conditions to its obligations (such waiver to be in writing). The failure of a party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

15.	Massachusetts Business Trust

References in this Agreement to Mutual Funds Trust and each Acquired Fund mean and refer to the Trustees from time to time serving under the applicable Declarations of Trust on file with the Secretary of the Commonwealth of Massachusetts, as the same may be amended from time to time, pursuant to which they conduct their businesses. It is expressly agreed that the obligations of Mutual Funds Trust and each Acquired Fund hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the applicable Investment Company personally, but bind only the trust property of the Investment Company as provided in said Declaration of Trust. The execution and delivery of this Agreement has been authorized by the respective trustees and signed by an authorized officer of each Investment Company, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them, but shall bind only the trust property of the Investment Company as provided in such Declaration of Trust. No series of an Investment Company shall be liable for the obligations of any other series.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and its seal affixed hereto by their officers thereunto duly authorized, as of the day and year first above written.

EATON VANCE MUTUAL FUNDS TRUST
(on behalf of Eaton Vance Floating-Rate Advantage Fund)

/s/ Alan R. Dynner	By: /s/ Thomas E. Faust Jr.
Alan R. Dynner, Secretary	Thomas E. Faust Jr., President

EATON VANCE PRIME RATE RESERVES
EV CLASSIC SENIOR FLOATING-RATE FUND
EATON VANCE INSTITUTIONAL SENIOR FLOATING-RATE FUND
EATON VANCE ADVISERS SENIOR FLOATING-RATE FUND

/s/ Alan R. Dynner	By: /s/ Scott H. Page
Alan R. Dynner, Secretary	Scott H. Page, President

SENIOR DEBT PORTFOLIO

/s/ Alan R. Dynner	By: /s/ Scott H. Page
Alan R. Dynner, Secretary	Scott H. Page, President
(for purposes of Section 7 only)